Morgan Stanley Focus Growth Fund
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Groupon Inc.
Purchase/Trade Date:	11/3/2011
Size of Offering/shares: 35,000,000
Offering Price of Shares: $20.00
Amount of Shares Purchased by Fund:  219,185
Percentage of Offering Purchased by Fund: 0.626
Percentage of Fund's Total Assets: 0.27
Brokers: Morgan Stanley, Goldman, Sachs & Co., Credit Suisse
Purchased from:  Goldman Sachs

Securities Purchased:	Linkedin Corp. Class A Common Stock
Purchase/Trade Date:	11/16/2011
Size of Offering/shares: 8,750,000 shares
Offering Price of Shares: $71.000
Amount of Shares Purchased by Fund: 85,138 shares
Percentage of Offering Purchased by Fund: 0.973
Percentage of Fund's Total Assets: 0.38
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan, Allen
& Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 875,857 shares
Percentage of Offering Purchased by Fund: 0.876
Percentage of Fund's Total Assets: 0.60
Brokers:  Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs